                                                                               .
                                                                               .
                                                                               .

Exhibit No. 12

                           THE PROGRESSIVE CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (millions)
                                   (unaudited)

                                                               Years Ended December 31,
                                              ---------------------------------------------------------
                                                2003        2002        2001        2000        1999
                                              ---------   ---------   ---------   ---------   ---------
Income before income taxes                    $ 1,859.7   $   981.4   $   587.6   $    31.8   $   412.2
                                              ---------   ---------   ---------   ---------   ---------
Fixed Charges:
  Interest and amortization on indebtedness        97.0        75.1        53.4        81.1        79.8
  Portion of rents representative
     of the interest factor                         7.5         5.6         7.4         8.0         6.8
                                              ---------   ---------   ---------   ---------   ---------
Total fixed charges                               104.5        80.7        60.8        89.1        86.6
                                              ---------   ---------   ---------   ---------   ---------
Total income available for fixed charges(1)   $ 1,963.0   $ 1,062.0   $   647.7   $   118.0   $   495.6
                                              =========   =========   =========   =========   =========
Ratio of earnings to fixed charges                 18.8        13.2        10.7         1.3         5.7
                                              =========   =========   =========   =========   =========

(1) Excludes interest capitalized, net of amortized interest, of $1.2 million, $.1 million, $.7 million, $2.9 million, and $3.2 million for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively.